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Jill Chapman	McLean, VA 22102
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Kent Landers
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Hilton Reports First Quarter Results

MCLEAN, VA (April 24, 2024) - Hilton Worldwide Holdings Inc. ("Hilton," "the Company," "we," "us" or "our") (NYSE: HLT) today reported its first quarter 2024 results. Highlights include:

•Diluted EPS was $1.04 for the first quarter, and diluted EPS, adjusted for special items, was $1.53

•Net income was $268 million for the first quarter

•Adjusted EBITDA was $750 million for the first quarter

•System-wide comparable RevPAR increased 2.0 percent, on a currency neutral basis, for the first quarter compared to the same period in 2023

•Approved 29,800 new rooms for development during the first quarter, bringing Hilton's development pipeline to a record 472,300 rooms as of March 31, 2024, representing growth of 10 percent from March 31, 2023

•Added 16,800 rooms to Hilton's system in the first quarter, resulting in 14,200 net additional rooms for the first quarter, contributing to net unit growth of 5.6 percent from March 31, 2023

•Repurchased 3.4 million shares of Hilton common stock during the first quarter; total capital return, including dividends, was $701 million for the quarter and $908 million year to date through April

•Announced the planned acquisition of the Graduate Hotels brand, including the expected addition of approximately 35 franchised hotels to our portfolio in the second quarter

•In April 2024, acquired a controlling financial interest in the Sydell Group, which owns the NoMad brand, marking Hilton's debut in the luxury lifestyle space and providing further luxury expansion opportunities

•In March 2024, issued $1.0 billion of senior notes consisting of: (i) $550 million aggregate principal amount of 5.875% Senior Notes due 2029 and (ii) $450 million aggregate principal amount of 6.125% Senior Notes due 2032

•Full year 2024 system-wide RevPAR is projected to increase between 2.0 percent and 4.0 percent on a comparable and currency neutral basis compared to 2023; full year net income is projected to be between $1,586 million and $1,621 million; full year Adjusted EBITDA is projected to be between $3,375 million and $3,425 million

•Full year 2024 capital return is projected to be approximately $3.0 billion

Overview

Christopher J. Nassetta, President & Chief Executive Officer of Hilton, said, "We are pleased to report a strong first quarter with bottom line results meaningfully exceeding our expectations, further demonstrating the power of our resilient, fee-based business model and strong development story. During the first quarter, system-wide RevPAR increased 2.0 percent as renovations, inclement weather and unfavorable holiday shifts weighed on performance more than anticipated. On the development side, we continued to see great momentum across signings, starts and openings. As a result of our record pipeline and the growth pace we've seen to-date, we expect net unit growth of 6.0 percent to 6.5 percent for the full year, excluding the planned acquisition of the Graduate Hotels brand."

For the three months ended March 31, 2024, system-wide comparable RevPAR increased 2.0 percent compared to the same period in 2023 due to increases in both occupancy and ADR, and management and franchise fee revenues increased 14.4 percent compared to the same period in 2023.

For the three months ended March 31, 2024, diluted EPS was $1.04 and diluted EPS, adjusted for special items, was $1.53 compared to $0.77 and $1.24, respectively, for the three months ended March 31, 2023. Net income and Adjusted EBITDA were $268 million and $750 million, respectively, for the three months ended March 31, 2024, compared to $209 million and $641 million, respectively, for the three months ended March 31, 2023.

Development

In the first quarter of 2024, Hilton opened 106 hotels, totaling 16,800 rooms, resulting in 14,200 net room additions. During the quarter, Hilton celebrated a number of significant luxury and lifestyle openings including: the grand opening of the Conrad Orlando in Florida, the debut of LXR Hotels & Resorts in Hawaii and the introduction of the Waldorf Astoria and Canopy by Hilton brands to the Seychelles. Furthermore, Hilton debuted the Curio Collection by Hilton brand in Kenya and Motto by Hilton brand in Peru and entered into partnerships with AutoCamp and Small Luxury Hotels of the World ("SLH"), which will provide new elevated lodging experiences to Hilton guests. Hilton also announced the Waldorf Astoria Residences Dubai Downtown, which will be the Company's first standalone residential property outside of the United States. Additionally, during the quarter, Hampton by Hilton celebrated the opening of its 3,000th hotel globally, kicking off a year of milestones and achievements for the brand including its 40th anniversary, entry into its 40th country and its expected groundbreaking entry into its fifth continent, Africa, later this year.

Hilton added 29,800 rooms to the development pipeline during the first quarter, and, as of March 31, 2024, Hilton's development pipeline totaled approximately 3,380 hotels representing 472,300 rooms throughout 119 countries and territories, including 31 countries and territories where Hilton had no existing hotels. Additionally, of the rooms in the development pipeline, 229,700 were under construction and 267,900 were located outside of the U.S.

Balance Sheet and Liquidity

As of March 31, 2024, Hilton had $10.3 billion of long-term debt outstanding, excluding the deduction for deferred financing costs and discounts, with a weighted average interest rate of 4.89 percent. Excluding all finance lease liabilities and other debt of Hilton's consolidated variable interest entities, Hilton had $10.1 billion of long-term debt outstanding with a weighted average interest rate of 4.88 percent and no scheduled maturities until May 2025. As of March 31, 2024, no debt amounts were outstanding under Hilton's $2.0 billion senior secured revolving credit facility (the "Revolving Credit Facility"), which had an available borrowing capacity of $1,913 million after considering $87 million of outstanding letters of credit. Total cash and cash equivalents were $1,420 million as of March 31, 2024, including $74 million of restricted cash and cash equivalents.

In March 2024, Hilton issued $550 million aggregate principal amount of 5.875% Senior Notes due 2029 and $450 million aggregate principal amount of 6.125% Senior Notes due 2032 and used a portion of the net proceeds from the issuances to repay $200 million borrowed under the Revolving Credit Facility earlier in the first quarter. The remaining proceeds will be used for general corporate purposes, which may include investments and acquisitions.

In March 2024, Hilton paid a quarterly cash dividend of $0.15 per share of common stock, bringing total dividend payments for the quarter to $39 million. In April 2024, Hilton's board of directors authorized a regular quarterly cash dividend of $0.15 per share of common stock to be paid on June 28, 2024 to holders of record of its common stock as of the close of business on
May 17, 2024.

During the three months ended March 31, 2024, Hilton repurchased 3.4 million shares of its common stock at an average price per share of $196.17, for a total of $662 million, returning $701 million of capital to shareholders during the quarter including dividends. The number of shares outstanding as of April 19, 2024 was 250.0 million.

Outlook

Share-based metrics in Hilton's outlook include actual share repurchases through the first quarter, but do not include the effect of potential share repurchases thereafter. Additionally, Hilton's outlook does not include the effect of the planned acquisition of Graduate Hotels.

Full Year 2024

•System-wide comparable RevPAR, on a currency neutral basis, is projected to increase between 2.0 percent and 4.0 percent compared to 2023.
•Diluted EPS is projected to be between $6.21 and $6.35.
•Diluted EPS, adjusted for special items, is projected to be between $6.89 and $7.03.
•Net income is projected to be between $1,586 million and $1,621 million.
•Adjusted EBITDA is projected to be between $3,375 million and $3,425 million.
•Contract acquisition costs and capital expenditures, excluding amounts reimbursed by third parties, are projected to be between $250 million and $300 million.
•Capital return is projected to be approximately $3.0 billion.
•General and administrative expenses are projected to be between $415 million and $430 million.
•Net unit growth, excluding the effect of the planned acquisition of the Graduate Hotels brand, is projected to be between 6.0 percent and 6.5 percent.

Second Quarter 2024

•System-wide comparable RevPAR, on a currency neutral basis, is projected to increase between 2.0 percent and 4.0 percent compared to the second quarter of 2023.
•Diluted EPS is projected to be between $1.74 and $1.80.
•Diluted EPS, adjusted for special items, is projected to be between $1.80 and $1.86.
•Net income is projected to be between $443 million and $457 million.
•Adjusted EBITDA is projected to be between $890 million and $910 million.

Conference Call

Hilton will host a conference call to discuss first quarter of 2024 results on April 24, 2024 at 9:00 a.m. Eastern Time. Participants may listen to the live webcast by logging on to the Hilton Investor Relations website at https://ir.hilton.com/events-and-presentations. A replay and transcript of the webcast will be available within 24 hours after the live event at https://ir.hilton.com/financial-reporting.

Alternatively, participants may listen to the live call by dialing 1-888-317-6003 in the United States ("U.S.") or 1-412-317-6061 internationally using the conference ID 7619875. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time. A telephone replay will be available for seven days following the call. To access the telephone replay, dial 1-877-344-7529 in the U.S. or 1-412-317-0088 internationally using the conference ID 2963787.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, future financial results, liquidity and capital resources and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "forecasts," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks inherent to the hospitality industry; macroeconomic factors beyond our control, such as inflation, changes in interest rates, challenges due to labor shortages or disputes and supply chain disruptions; competition for hotel guests and management and franchise contracts; risks related to doing business with third-party hotel owners; performance of our information technology systems; growth of reservation channels outside of our system; risks of doing business outside of the U.S.; risks associated with conflicts in Eastern

Europe and the Middle East and other geopolitical events; and our indebtedness. Additional factors that could cause Hilton's results to differ materially from those described in the forward-looking statements can be found under the section entitled "Part I—Item 1A. Risk Factors" of Hilton's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is filed with the Securities and Exchange Commission (the "SEC") and is accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Definitions

See the "Definitions" section for the definition of certain terms used within this press release, including within the schedules.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles ("GAAP") in this press release, including: net income, adjusted for special items; diluted EPS, adjusted for special items; EBITDA; Adjusted EBITDA; Adjusted EBITDA margin; net debt; and net debt to Adjusted EBITDA ratio. See the schedules to this press release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures, as well as the most comparable GAAP financial measures.

About Hilton

Hilton (NYSE: HLT) is a leading global hospitality company with a portfolio of 23 world-class brands comprising more than 7,600 properties and nearly 1.2 million rooms, in 126 countries and territories. Dedicated to fulfilling its founding vision to fill the earth with the light and warmth of hospitality, Hilton has welcomed over 3 billion guests in its more than 100-year history, was named the No.1 World's Best Workplace by Great Place to Work and Fortune and has been recognized as a global leader on the Dow Jones Sustainability Indices for seven consecutive years. Hilton has introduced industry-leading technology enhancements to improve the guest experience, including Digital Key Share, automated complimentary room upgrades and the ability to book confirmed connecting rooms. Through the award-winning guest loyalty program Hilton Honors, the nearly 190 million members who book directly with Hilton can earn Points for hotel stays and experiences money can't buy. With the free Hilton Honors app, guests can book their stay, select their room, check in, unlock their door with a Digital Key and check out, all from their smartphone. Visit stories.hilton.com for more information, and connect with Hilton on facebook.com/hiltonnewsroom, twitter.com/hiltonnewsroom, linkedin.com/company/hilton, instagram.com/hiltonnewsroom and youtube.com/hiltonnewsroom.

HILTON WORLDWIDE HOLDINGS INC.
EARNINGS RELEASE SCHEDULES

HILTON WORLDWIDE HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenues
Franchise and licensing fees	$571	$508
Base and other management fees	106	80
Incentive management fees	70	65
Owned and leased hotels	255	248
Other revenues	50	35
	1,052	936
Other revenues from managed and franchised properties	1,521	1,357
Total revenues	2,573	2,293

Expenses
Owned and leased hotels	247	251
Depreciation and amortization	36	37
General and administrative	104	91
Other expenses	30	21
	417	400
Other expenses from managed and franchised properties	1,630	1,395
Total expenses	2,047	1,795

Gain on sales of assets, net	7	—

Operating income	533	498

Interest expense	(131)	(116)
Loss on foreign currency transactions	(1)	—
Loss on investments in unconsolidated affiliate	—	(92)
Other non-operating income (loss), net	(36)	12

Income before income taxes	365	302

Income tax expense	(97)	(93)

Net income	268	209
Net income attributable to noncontrolling interests	(3)	(3)
Net income attributable to Hilton stockholders	$265	$206

Weighted average shares outstanding:
Basic	252	266
Diluted	255	269

Earnings per share:
Basic	$1.05	$0.77
Diluted	$1.04	$0.77

Cash dividends declared per share	$0.15	$0.15

HILTON WORLDWIDE HOLDINGS INC.
COMPARABLE AND CURRENCY NEUTRAL SYSTEM-WIDE HOTEL OPERATING STATISTICS
BY REGION, BRAND AND SEGMENT
(unaudited)

	Three Months Ended March 31,
	Occupancy			ADR		RevPAR
	2024	vs. 2023		2024	vs. 2023	2024	vs. 2023

System-wide	67.2%	0.2%	pts.	$154.91	1.7%	$104.16	2.0%

Region
U.S.	67.7%	(0.6)%	pts.	$161.67	0.5%	$109.53	(0.4)%
Americas (excluding U.S.)	65.8	1.4		157.60	5.0	103.67	7.3
Europe	64.9	3.1		141.99	4.5	92.14	9.7
Middle East & Africa	73.6	2.4		193.22	11.0	142.23	14.8
Asia Pacific	65.2	1.3		114.90	5.7	74.95	7.9

Brand
Waldorf Astoria Hotels & Resorts	63.9%	3.2%	pts.	$556.56	(2.1)%	$355.44	3.0%
Conrad Hotels & Resorts	71.4	4.8		286.62	6.9	204.67	14.6
LXR Hotels & Resorts	56.5	5.1		636.76	(1.0)	359.54	8.8
Canopy by Hilton	66.7	2.0		213.41	0.1	142.28	3.2
Hilton Hotels & Resorts	66.3	1.9		189.18	3.4	125.40	6.4
Curio Collection by Hilton	66.3	3.3		233.92	(0.1)	155.01	5.1
DoubleTree by Hilton	64.1	1.2		138.10	1.1	88.48	3.1
Tapestry Collection by Hilton	61.8	1.4		170.63	0.1	105.48	2.4
Embassy Suites by Hilton	70.9	1.4		180.04	0.2	127.65	2.2
Motto by Hilton	76.8	5.5		167.64	(3.5)	128.69	4.0
Hilton Garden Inn	66.2	(0.3)		138.08	(0.3)	91.39	(0.7)
Hampton by Hilton	66.1	(1.6)		123.94	0.7	81.93	(1.7)
Tru by Hilton	66.6	(0.6)		123.13	(0.3)	81.97	(1.2)
Homewood Suites by Hilton	75.5	(1.0)		151.57	0.4	114.37	(1.0)
Home2 Suites by Hilton	74.2	(0.9)		135.01	0.1	100.22	(1.1)

Segment
Management and franchise	67.2%	0.1%	pts.	$154.36	1.6%	$103.78	1.8%
Ownership(1)	67.5	3.7		198.05	7.7	133.64	14.0
____________
(1)Includes hotels owned or leased by entities in which Hilton owns a noncontrolling financial interest.

HILTON WORLDWIDE HOLDINGS INC.
PROPERTY SUMMARY
As of March 31, 2024

	Owned / Leased(1)		Managed		Franchised / Licensed		Total
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Waldorf Astoria Hotels & Resorts	2	463	34	9,432	—	—	36	9,895
Conrad Hotels & Resorts	2	779	43	14,207	4	2,496	49	17,482
LXR Hotels & Resorts	—	—	5	935	9	1,301	14	2,236
Signia by Hilton	—	—	3	2,526	—	—	3	2,526
Canopy by Hilton	—	—	9	1,328	32	5,732	41	7,060
Hilton Hotels & Resorts	47	16,250	291	125,754	272	83,807	610	225,811
Curio Collection by Hilton	—	—	30	7,856	135	23,618	165	31,474
DoubleTree by Hilton	—	—	162	44,702	522	111,560	684	156,262
Tapestry Collection by Hilton	—	—	5	694	123	14,488	128	15,182
Embassy Suites by Hilton	—	—	39	10,447	228	51,314	267	61,761
Tempo by Hilton	—	—	1	661	1	306	2	967
Motto by Hilton	—	—	—	—	7	1,552	7	1,552
Hilton Garden Inn	—	—	118	23,247	898	126,653	1,016	149,900
Hampton by Hilton	—	—	53	8,501	2,952	323,996	3,005	332,497
Tru by Hilton	—	—	—	—	258	25,215	258	25,215
Spark by Hilton	—	—	—	—	19	1,936	19	1,936
Homewood Suites by Hilton	—	—	11	1,405	529	60,466	540	61,871
Home2 Suites by Hilton	—	—	2	210	667	72,246	669	72,456
Other(2)	—	—	3	1,414	16	3,503	19	4,917
Total hotels	51	17,492	809	253,319	6,672	910,189	7,532	1,181,000
Hilton Grand Vacations(3)	—	—	—	—	94	16,329	94	16,329
Total system	51	17,492	809	253,319	6,766	926,518	7,626	1,197,329

	Owned / Leased(1)		Managed		Franchised / Licensed		Total
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
U.S.	—	—	196	85,661	5,446	708,165	5,642	793,826
Americas (excluding U.S.)	1	405	74	18,366	325	49,978	400	68,749
Europe	39	11,604	106	27,159	409	69,663	554	108,426
Middle East & Africa	5	2,320	108	30,622	24	5,309	137	38,251
Asia Pacific	6	3,163	325	91,511	468	77,074	799	171,748
Total hotels	51	17,492	809	253,319	6,672	910,189	7,532	1,181,000
Hilton Grand Vacations(3)	—	—	—	—	94	16,329	94	16,329
Total system	51	17,492	809	253,319	6,766	926,518	7,626	1,197,329
____________
(1)Includes hotels owned or leased by entities in which Hilton owns a noncontrolling financial interest.
(2)Includes other hotels in our system that are not distinguished by a specific Hilton brand.
(3)Includes properties under our timeshare brands including Hilton Club, Hilton Grand Vacations Club and Hilton Vacation Club.

HILTON WORLDWIDE HOLDINGS INC.
CAPITAL EXPENDITURES AND CONTRACT ACQUISITION COSTS
(dollars in millions)
(unaudited)

	Three Months Ended
	March 31,		Increase / (Decrease)
	2024	2023	$	%
Capital expenditures for property and equipment(1)	$16	$44	(28)	(63.6)
Capitalized software costs(2)	18	19	(1)	(5.3)
Total capital expenditures	34	63	(29)	(46.0)
Contract acquisition costs, net of refunds(3)	37	105	(68)	(64.8)
Total capital expenditures and contract acquisition costs	$71	$168	(97)	(57.7)
____________
(1)Represents expenditures for hotels, corporate and other property and equipment, which include amounts reimbursed by third parties of $8 million and $2 million for the three months ended March 31, 2024 and 2023, respectively. Excludes expenditures for FF&E replacement reserves of $11 million and $8 million for the three months ended March 31, 2024 and 2023, respectively. The decreases during the periods were primarily due to the timing of certain corporate and hotel capital expenditure projects.
(2)Includes $17 million and $18 million of expenditures that were reimbursed to us by third parties for the three months ended March 31, 2024 and 2023, respectively.
(3)The decrease during the period was primarily due to the timing of certain strategic hotel developments supporting Hilton's growth resulting in higher contract acquisition costs during the three months ended March 31, 2023.

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
NET INCOME AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net income attributable to Hilton stockholders, as reported	$265	$206
Diluted EPS, as reported	$1.04	$0.77
Special items:
Net other expenses from managed and franchised properties	$109	$38
Purchase accounting amortization(1)	1	11
Loss on investments in unconsolidated affiliate(2)	—	92
Loss on debt guarantees(3)	47	—
FF&E replacement reserves	11	8
Gain on sales of assets, net	(7)	—
Other adjustments(4)	4	5
Total special items before taxes	165	154
Income tax expense on special items	(40)	(27)
Total special items after taxes	$125	$127

Net income, adjusted for special items	$390	$333
Diluted EPS, adjusted for special items	$1.53	$1.24
____________
(1)Amounts represent the amortization expense related to finite-lived intangible assets that were recorded at fair value in 2007 when the Company became a wholly owned subsidiary of affiliates of Blackstone Inc. The majority of the related assets were fully amortized as of December 31, 2023, some of which became fully amortized during the three months ended December 31, 2023.
(2)Amount for the three months ended March 31, 2023 includes losses recognized related to equity and debt financing that Hilton had previously provided to an unconsolidated affiliate with underlying investments in certain hotels that Hilton currently manages or franchises.
(3)Amount includes losses on debt guarantees for certain hotels that Hilton manages, which were recognized in other non-operating loss, net.
(4)Amount for the three months ended March 31, 2024 primarily relates to transaction costs incurred for acquisitions, which were recognized in general and administrative expenses. Amounts for both periods include net losses (gains) related to certain of Hilton's investments in unconsolidated affiliates, other than the loss included separately in "loss on investments in unconsolidated affiliate," which were recognized in other non-operating income (loss), net.

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
NET INCOME MARGIN AND
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net income	$268	$209
Interest expense	131	116
Income tax expense	97	93
Depreciation and amortization expenses	36	37
EBITDA	532	455
Gain on sales of assets, net	(7)	—
Loss on foreign currency transactions	1	—
Loss on investments in unconsolidated affiliate(1)	—	92
Loss on debt guarantees(2)	47	—
FF&E replacement reserves	11	8
Share-based compensation expense	41	33
Amortization of contract acquisition costs	12	10
Net other expenses from managed and franchised properties	109	38
Other adjustments(3)	4	5
Adjusted EBITDA	$750	$641
____________
(1)Amount includes losses recognized related to equity and debt financing that Hilton had previously provided to an unconsolidated affiliate with underlying investments in certain hotels that Hilton manages or franchises.
(2)Amount includes losses on debt guarantees for certain hotels that Hilton manages, which were recognized in other non-operating loss, net.
(3)Amount for the three months ended March 31, 2024 primarily relates to transaction costs incurred for acquisitions. Amounts for both periods include net losses (gains) related to certain of Hilton's investments in unconsolidated affiliates, other than the loss included separately in "loss on investments in unconsolidated affiliate," severance and other items.

	Three Months Ended
	March 31,
	2024	2023
Total revenues, as reported	$2,573	$2,293
Add: amortization of contract acquisition costs	12	10
Less: other revenues from managed and franchised properties	(1,521)	(1,357)
Total revenues, as adjusted	$1,064	$946

Net income	$268	$209
Net income margin	10.4%	9.1%

Adjusted EBITDA	$750	$641
Adjusted EBITDA margin	70.4%	67.8%

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
LONG-TERM DEBT TO NET INCOME RATIO AND
NET DEBT AND NET DEBT TO ADJUSTED EBITDA RATIO
(dollars in millions)
(unaudited)

	March 31,	December 31,
	2024	2023
Long-term debt, including current maturities	$10,173	$9,196
Add: unamortized deferred financing costs and discounts	83	71
Long-term debt, including current maturities and excluding the deduction for unamortized deferred financing costs and discounts	10,256	9,267
Less: cash and cash equivalents	(1,346)	(800)
Less: restricted cash and cash equivalents	(74)	(75)
Net debt	$8,836	$8,392

	Three Months Ended		Year Ended	TTM Ended
	March 31,		December 31,	March 31,
	2024	2023	2023	2024
Net income	$268	$209	$1,151	$1,210
Interest expense	131	116	464	479
Income tax expense	97	93	541	545
Depreciation and amortization expenses	36	37	147	146
EBITDA	532	455	2,303	2,380
Gain on sales of assets, net	(7)	—	—	(7)
Loss on foreign currency transactions	1	—	16	17
Loss on investments in unconsolidated affiliate(1)	—	92	92	—
Loss on debt guarantees(2)	47	—	—	47
FF&E replacement reserves	11	8	63	66
Share-based compensation expense	41	33	169	177
Impairment losses(3)	—	—	38	38
Amortization of contract acquisition costs	12	10	43	45
Net other expenses from managed and franchised properties	109	38	337	408
Other adjustments(4)	4	5	28	27
Adjusted EBITDA	$750	$641	$3,089	$3,198

Long-term debt				$10,173
Long-term debt to net income ratio				8.4

Net debt				$8,836
Net debt to Adjusted EBITDA ratio				2.8
____________
(1)Amount includes losses recognized related to equity and debt financing that Hilton had previously provided to an unconsolidated affiliate with underlying investments in certain hotels that Hilton manages or franchises.
(2)Amount includes losses on debt guarantees for certain hotels that Hilton manages, which were recognized in other non-operating loss, net.
(3)Amounts for the year ended December 31, 2023 are related to certain hotel properties under operating leases and are for the impairment of a lease intangible asset, operating lease ROU assets and property and equipment.
(4)Amount for the three months ended March 31, 2024 primarily relates to transaction costs incurred for acquisitions. Amounts for all periods include net losses (gains) related to certain of Hilton's investments in unconsolidated affiliates, other than the loss included separately in "loss on investments in unconsolidated affiliate," severance and other items. Amount for the year ended December 31, 2023 also includes expenses recognized in connection with the amendment of our Term Loans.

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
OUTLOOK: NET INCOME AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS(1)
(in millions, except per share data)
(unaudited)

	Three Months Ending
	June 30, 2024
	Low Case	High Case
Net income attributable to Hilton stockholders	$441	$455
Diluted EPS(2)	$1.74	$1.80
Special items(3):
FF&E replacement reserves	$18	$18
Purchase accounting amortization	1	1
Total special items before taxes	19	19
Income tax expense on special items	(3)	(3)
Total special items after taxes	$16	$16

Net income, adjusted for special items	$457	$471
Diluted EPS, adjusted for special items(2)	$1.80	$1.86

	Year Ending
	December 31, 2024
	Low Case	High Case
Net income attributable to Hilton stockholders	$1,577	$1,612
Diluted EPS(2)	$6.21	$6.35
Special items(3):
Net other expenses from managed and franchised properties	$109	$109
Purchase accounting amortization	5	5
Loss on debt guarantees	47	47
FF&E replacement reserves	65	65
Gain on sales of assets, net	(7)	(7)
Other adjustments	4	4
Total special items before taxes	223	223
Income tax expense on special items	(50)	(50)
Total special items after taxes	$173	$173

Net income, adjusted for special items	$1,750	$1,785
Diluted EPS, adjusted for special items(2)	$6.89	$7.03
____________
(1)Outlook does not include the effect of the planned acquisition of Graduate Hotels.
(2)Does not include the effect of potential share repurchases.
(3)See "—Net Income and Diluted EPS, Adjusted for Special Items" for details of these special items.

HILTON WORLDWIDE HOLDINGS INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
OUTLOOK: ADJUSTED EBITDA(1)
(in millions)
(unaudited)

	Three Months Ending
	June 30, 2024
	Low Case	High Case
Net income	$443	$457
Interest expense	141	141
Income tax expense	191	197
Depreciation and amortization expenses	30	30
EBITDA	805	825
FF&E replacement reserves	18	18
Share-based compensation expense	53	53
Amortization of contract acquisition costs	12	12
Other adjustments(2)	2	2
Adjusted EBITDA	$890	$910

	Year Ending
	December 31, 2024
	Low Case	High Case
Net income	$1,586	$1,621
Interest expense	554	554
Income tax expense	663	678
Depreciation and amortization expenses	125	125
EBITDA	2,928	2,978
Gain on sales of assets, net	(7)	(7)
Loss on foreign currency transactions	1	1
Loss on debt guarantees	47	47
FF&E replacement reserves	65	65
Share-based compensation expense	172	172
Amortization of contract acquisition costs	51	51
Net other expenses from managed and franchised properties	109	109
Other adjustments(2)	9	9
Adjusted EBITDA	$3,375	$3,425
____________
(1)Outlook does not include the effect of the planned acquisition of Graduate Hotels.
(2)See "—Net Income Margin and Adjusted EBITDA and Adjusted EBITDA Margin" for details of these adjustments.

HILTON WORLDWIDE HOLDINGS INC.
DEFINITIONS

Trailing Twelve Month Financial Information

This press release includes certain unaudited financial information for the trailing twelve months ("TTM") ended March 31, 2024, which is calculated as the three months ended March 31, 2024 plus the year ended December 31, 2023 less the three months ended March 31, 2023. This presentation is not in accordance with GAAP. However, the Company believes that this presentation provides useful information to investors regarding its recent financial performance, and it views this presentation of the four most recently completed fiscal quarters as a key measurement period for investors to assess its historical results. In addition, the Company's management uses TTM information to evaluate the Company's financial performance for ongoing planning purposes.

Net Income (Loss), Adjusted for Special Items, and Diluted EPS, Adjusted for Special Items

Net income (loss), adjusted for special items, and diluted earnings (loss) per share ("EPS"), adjusted for special items, are not recognized terms under GAAP and should not be considered as alternatives to net income (loss), diluted EPS or other measures of financial performance or liquidity derived in accordance with GAAP. In addition, the Company's definition of net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, may not be comparable to similarly titled measures of other companies.

Net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, are included to assist investors in performing meaningful comparisons of past, present and future operating results and as a means of highlighting the results of the Company's ongoing operations.

EBITDA, Adjusted EBITDA, Net Income (Loss) Margin and Adjusted EBITDA Margin

EBITDA reflects net income (loss), excluding interest expense, a provision for income tax benefit (expense) and depreciation and amortization expenses. Adjusted EBITDA is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including gains, losses, revenues and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment ("FF&E") replacement reserves required under certain lease agreements; (v) share-based compensation; (vi) reorganization, severance, relocation and other expenses; (vii) non-cash impairment; (viii) amortization of contract acquisition costs; (ix) the net effect of our cost reimbursement revenues and expenses included in other revenues and other expenses from managed and franchised properties; and (x) other items.

Net income (loss) margin represents net income (loss) as a percentage of total revenues. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues, adjusted to exclude the amortization of contract acquisition costs and other revenues from managed and franchised properties.

We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) these measures are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and (ii) these measures are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. Additionally, these measures exclude certain items that can vary widely across different industries and among competitors within our industry. For instance, interest expense and income taxes are dependent on company specifics, including, among other things, capital structure and operating jurisdictions, respectively, and, therefore, could vary significantly across companies. Depreciation and amortization expenses, as well as amortization of contract acquisition costs, are dependent upon company policies, including the method of acquiring and depreciating assets and the useful lives that are assigned to those depreciating or amortizing assets for accounting purposes. For Adjusted EBITDA, we also exclude items such as: (i) FF&E replacement reserves for leased hotels to be consistent with the treatment of capital expenditures for property and equipment, where depreciation of such capitalized assets is reported within depreciation and amortization expenses; (ii) share-based compensation, as this could vary widely among companies due to the different plans in place and the usage of them; and (iii) other items that are not reflective of our operating performance, such as amounts related to debt restructurings and debt retirements and reorganization and related severance costs, to enhance period-over-period comparisons of our ongoing operations. Further, Adjusted EBITDA excludes the net effect of our cost reimbursement revenues and expenses, as we contractually do not operate the related programs to generate a profit over the terms of the respective contracts. The direct reimbursements from hotel owners are typically reimbursed as the costs are incurred and have no net effect on net income (loss). The fees we recognize related to the indirect reimbursements may be recognized before or after the related expenses are incurred, causing timing differences between the costs incurred and the related reimbursement from hotel owners, with the net effect impacting net income (loss) in the reporting period. However, the expenses incurred related to the indirect reimbursements are expected to equal the revenues earned from the indirect reimbursements over time, and, therefore, the net effect of our cost reimbursement revenues and expenses is not used by our management team to evaluate our operating performance or make day-to-day operating decisions.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as alternatives, either in isolation or as a substitute, for net income (loss), net income (loss) margin or other measures of financial performance or liquidity, including cash flows, derived in accordance with GAAP. Further, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, may not be comparable to similarly titled measures of other companies and should not be considered as other methods of analyzing the Company's results as reported under GAAP.

Net Debt, Long-Term Debt to Net Income Ratio and Net Debt to Adjusted EBITDA Ratio

Long-term debt to net income ratio is calculated as the ratio of Hilton's long-term debt, including current maturities, to net income. Net debt is calculated as: long-term debt, including current maturities and excluding the deduction for unamortized deferred financing costs and discounts; reduced by: (i) cash and cash equivalents and (ii) restricted cash and cash equivalents. Net debt to Adjusted EBITDA ratio is calculated as the ratio of Hilton's net debt to Adjusted EBITDA. Net debt and net debt to Adjusted EBITDA ratio, presented herein, are non-GAAP financial measures that the Company uses to evaluate its financial leverage.

Net debt should not be considered as a substitute to debt presented in accordance with GAAP, and net debt to Adjusted EBITDA ratio should not be considered as an alternative to measures of financial condition derived in accordance with GAAP. Net debt and net debt to Adjusted EBITDA ratio may not be comparable to similarly titled measures of other companies. The Company believes net debt and net debt to Adjusted EBITDA ratio provide useful information about its indebtedness to investors as they are frequently used by securities analysts, investors and other interested parties to compare the indebtedness between companies.

Comparable Hotels

We define our comparable hotels as those that: (i) were active and operating in our system for at least one full calendar year as of the end of the current period, and open January 1st of the previous year; (ii) have not undergone a change in brand or ownership type during the current or comparable periods reported; and (iii) have not undergone large-scale capital projects, sustained substantial property damage, encountered business interruption or for which comparable results were not available. Of the 7,532 hotels in our system as of March 31, 2024, 6,347 hotels were classified as comparable hotels. Our 1,185 non-comparable hotels as of March 31, 2024 included 421 hotels, or less than six percent of the total hotels in our system, that were removed from the comparable group during the last twelve months because they underwent large-scale capital projects, sustained substantial property damage, encountered business interruption or comparable results were otherwise not available.

Occupancy

Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels for a given period. Occupancy measures the utilization of available capacity at a hotel or group of hotels. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate ("ADR") pricing levels as demand for hotel rooms increases or decreases.

ADR

ADR represents hotel room revenue divided by the total number of room nights sold for a given period. ADR measures the average room price attained by a hotel, and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess pricing levels that we are able to generate by type of customer, as changes in rates charged to customers have different effects on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room ("RevPAR")

RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. We consider RevPAR to be a meaningful indicator of our performance as it provides a metric correlated to two primary and key drivers of operations at a hotel or group of hotels, as previously described: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods for comparable hotels.

References to occupancy, ADR and RevPAR are presented on a comparable basis, based on the comparable hotels as of March 31, 2024, and references to ADR and RevPAR are presented on a currency neutral basis, unless otherwise noted. As such, comparisons of these hotel operating statistics for the three months ended March 31, 2024 and 2023 use the foreign currency exchange rates used to translate the results of the Company's foreign operations within its unaudited condensed consolidated financial statements for the three months ended March 31, 2024.